Exhibit 8.1

List of Subsidiaries

Company Name	Jurisdiction of Incorporation

Safe-T Data A.R Ltd.	Israel

NetNut Ltd.	Israel

Safe-T USA Inc.	Delaware

NetNut Networks LLC	Illinois

CyberKick Ltd.	Israel

Spell Me Ltd.	Seychelles

iShield Inc.	Delaware

RoboVPN Inc.	Delaware